CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts” and “Financial Highlights” and to the incorporation by reference of our reports dated April 27, 2011 for Nuveen Insured California Tax-Free Advantage Municipal Fund, Nuveen Insured California Premium Income Municipal Fund, Inc., Nuveen Insured California Premium Income Fund 2, Inc., and Nuveen Insured California Dividend Advantage Municipal Fund in the Registration Statement (Form N-14) and related Joint Proxy Statement/Prospectus and Statement of Additional Information of Nuveen Insured California Tax-Free Advantage Municipal Fund filed with the Securities and Exchange Commission in this initial filing of the Registration Statement under the Securities Act of 1933.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

December 19, 2011